Exhibit 99.1

(AETNA LOGO)

John W. Rowe, M.D. Chairman & CEO 860-273-4455

September 22, 2004

Mr. Alan M. Bennett
48 Field Brook Road
Madison, CT 06443

Dear Alan,

On behalf of Aetna Inc. and its affiliates (the “Company”), I am pleased to increase your base salary to $550,000 effective January 1, 2005 and provide you this retention arrangement, the terms of which are as follows.

Your pension will be calculated so that the accrued benefit payable from the Company’s defined benefit pension plans will be determined as if you were eligible for the early retirement provisions of the plans by crediting you under the rules governing the transition period for the final average pay provisions with the service you would have had on November 23, 2009, provided that (i) on November 23, 2007 you remain actively employed with the Company or its affiliates; (ii) you deliver to the Company a release of any employment-related claims in the Company’s customary form; and (iii) the Company has not been required to prepare an accounting restatement for any period beginning October 1, 2001 through November 23, 2007 which would require forfeiture of certain bonus and other payments under Section 304 of the Sarbanes-Oxley Act of 2002. If any such accounting restatement is made, this special pension amount shall be forfeited and, to the extent the Company has already paid all or any portion of the special pension amount, then you shall be obligated to repay all such amounts.

We agree that the requirement to remain actively employed with the Company shall be satisfied if prior to November 23, 2007 your employment with the Company is involuntarily terminated other than for “Cause” by the Company. For these purposes, Cause shall mean (i) material and repeated failure to perform your responsibilities after reasonable notice to you and an opportunity to cure, (ii) your engaging in misconduct that is injurious to the Company, (iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, (iv) an act of fraud or embezzlement with respect to the Company, or (v) a breach or violation of the Company’s Code of Conduct, as amended from time to time, sufficient to warrant a for cause termination consistent with the Company’s past practice. This letter is not intended to constitute an employment contract and shall not limit the Company’s right to terminate your at-will employment at any time.

I look forward to continuing to work with you as a member of the Office of the Chairman as we establish the Company’s industry leadership position.

Very truly yours,

Aetna Inc.

By: /s/: John W. Rowe
John W. Rowe, M.D.

Agreed and Accepted

/s/: Alan M. Bennett Alan M. Bennett

September 22, 2004 Date